SENIOR SECURED PROMISSORY NOTE

$600,000.00	November 14, 2007

FOR VALUE RECEIVED, JUMA TECHNOLOGY, CORP., a Delaware Company (“Borrower”), hereby covenants and promises to pay to the order of VISION OPPORTUNITY MASTER FUND, LTD, a corporation organized under the laws of the Cayman Islands (“Lender”) in lawful money of the United States of America and in immediately available funds, the principal sum of Six Hundred Thousand ($600,000.00) (the “Loan”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable upon the earlier to occur of (i) Sixty (60) days from the date hereof, or (ii) the closing of the next financing from Borrower, and the transactions contemplated thereby. (the “Principal Repayment Date”).

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall accrue at a rate of ten percent (10%) per annum.

3. Interest Payment. Interest shall be shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

4. Place of Payment. All amounts payable hereunder shall be payable to Lender at 20 W. 55th Street, New York, NY 10019 unless another place of payment shall be specified in writing by Lender.

5. Application of Payments. Except as otherwise provided herein, payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

6. Prepayment. Borrower may pay the entire outstanding balance of principal and all accrued and unpaid interest thereon at any time before the Principal Payment Date (a “Prepayment”) without penalty.

7. Waiver by Borrower. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

8. Collections. Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Borrower agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection or attempting to collect this Note, including reasonable attorneys fees and expenses.

9. Amendment. This Note may not be amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10. Late Charge. Borrower recognizes and agrees that any default of any the payment due hereunder will result in loss and additional expenses to Lender in servicing the indebtedness evidenced hereby, handling such delinquent payments and meeting Lender's other financial obligations, the extent of which loss and additional expenses is extremely difficult and impractical to ascertain. Borrower therefore agrees that in the event that any payment hereunder is not paid on the date it becomes due, for any reason other than an error for which an independent banking institution or wire service is determined to be wholly responsible, then in addition to all other rights set forth herein, or in the Security Agreement, Lender shall have the right to collect a late charge equal to four percent (4%) of the delinquent payment. The right to collect such late charge shall be in addition to all other rights granted to Lender hereunder.

11. Default. At the option of Lender, without prior notice, and regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable upon the occurrence of a default by Borrower under this Note, or the Security Agreement. The failure of Borrower to pay any amount due under the terms of this Note when the same becomes due and payable, if such failure remains unremedied within five (5) calendar days following receipt by Borrower of written notice from Lender of such failure to pay, shall constitute a default by Borrower under this Note. Furthermore, any default under the Security Agreement, which remains uncured within the timelines specified therein shall also be considered a default by Borrower under this Note.

12. Time. Time is strictly of the essence in this Note.

13. No Waiver by Lender. No delay or omission on the part of Lender in exercising any right under this Note, or under any other agreement or instrument securing this Note shall operate as a waiver of such right on any future occasion, or of any other rights under this Note or any agreement or instrument securing this Note.

14. Cumulative Rights. All rights and remedies of Lender provided for in this Note are cumulative and shall be in addition to all other rights and remedies provided in the Security Agreement or by law or in equity.

15. Notices. Except as otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person, with receipt acknowledged, or sent by facsimile or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

If to Lender:	Vision Opportunity Master Fund, Ltd.
20 W. 55th Street
New York, NY 10019
Attn: Adam Benowitz, Portfolio Manager

If to the Issuer:	Juma Technology, Corp.
154 Toledo Street
Farmingdale, New York 11735
Attention: Chief Executive Officer
Tel. No.: (631) 300-1000
Fax No.: (631) 270-1105

With copies to:	Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Attention: Jay Kaplowitz, Esq.
Tel. No.: (212) 752-9700
Fax No.: (212) 980-5192

Any party may change its address or facsimile number by giving the other party prior notice of the change in accordance with the provisions of this Section 16.

16. Governing Law; Venue. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. The parties agree that any suit, action or proceeding arising out of or relating to this Note, or the interpretation, performance, or breach of this Note, shall be instituted in the Supreme Court for the County of Manhattan, State of New York, and each party irrevocably submits to the jurisdiction of said court, and waives all objections to jurisdiction or venue that it may have under the laws of the State of New York or otherwise in any suit, action or proceeding, except that Lender reserves the right to institute such supplemental local actions in other venues as may be necessary to preserve or collect the collateral identified in the Security Agreement, or to enforce Lender's rights therein.

17. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

18. Security Agreement/Subordination. This Note is secured by a Security Agreement of even date herewith (the “Security Agreement”) executed by Borrower and Lender creating a security interest in certain personality, intangibles and receivables of Borrower identified therein, which Security Agreement specifies various defaults upon the happening of which all sums on this Note may, at Lender’s option, be declared immediately due and payable. Notwithstanding the foregoing, Lender’s security interest in the above-referenced collateral is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the Senior Indebtedness.

18.1 “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with indebtedness of Borrower (including indebtedness of Borrower as a co-borrower) to banks of commercial finance, ScanSource Inc., or other lending institutions regularly engaged in the business of lending money, which indebtedness is outstanding as of the date first written above.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

Juma Technology, Corp.
a Delaware corporation

By: /s/ David Giangano
Name: David Giangano
Its: Chief Executive Officer